HEITMAN LLC Code of Ethics

Applicable to Heitman LLC and Affiliated Entities

Revised April 15, 2022

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I.	INTRODUCTION

Heitman LLC and Affiliated Entities (“we”, “the firm”, “the firms” or “the Advisers”) have adopted the Code of Ethics (“Code”) in accordance with Rule 204A-1 of the Investment Advisers Act of 1940 (the “Advisers Act”) and Rule 17j-1 of the Investment Company Act of 1940 (the “Company Act”). The firm developed the Code to promote the highest levels of ethical conduct among its officers, managers and employees (“Employees” or “you”). Among the purposes of the Code are to:

1.	educate Employees regarding the firms’ expectations and the laws governing Employees’ conduct;

2.	remind Employees that they are in a position of trust and must act with complete propriety at all times;

3.	protect the reputation of the firm;

4.	guard against violation of securities laws;

5.	protect our clients by avoiding and deterring misconduct; and

6.	establish procedures for Employees to follow so that the firm can assess whether Employees are complying with the firm’s ethical principles.

This Code addresses principles of ethical conduct including personal trading and other securities-related activities of Employees (and in some cases their Immediate Family Members (defined in Appendix 1)) and is an integral aspect of our compliance program. It is important to understand and be aware that this Code, which is primarily intended to comply with applicable U.S. securities laws, is in addition to other policies and procedures that may apply given your location.

II.	GENERAL PRINCIPLES

A. Fiduciary Relationship

We have a fiduciary relationship with our clients. Accordingly, the firm owes its clients the utmost duty of loyalty, good faith and fair dealing. You are obligated to uphold these important duties and conduct yourself accordingly. We embrace the following general principles with respect to your conduct when acting on the firm’s behalf or in any capacity that affects the interests of the firm’s clients:

1.	The duty at all times to place the interests of our clients first and not take inappropriate advantage of your position of trust and responsibility;

2.

The requirement that you conduct personal securities transactions consistent with the Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of your position of trust and responsibility;

3.	The fiduciary principle that information concerning the security holdings and financial circumstances of clients is confidential;

4.	The principle that the firm and Employees will exercise independent, unbiased judgment in the investment decision-making process; and

5.	The importance of acting with honesty, integrity and professionalism in all aspects of our business.

These general principles and applicable securities laws of the various jurisdictions in which the firm operates govern all conduct, whether or not the conduct also is covered by more specific provisions below. We expect all of our Employees to abide by the Code both in word and in actions. Failure to comply with the Code is a serious matter that may result in disciplinary action, up to and including termination of employment. If you have any questions or need clarification regarding what the Code does and does not permit, please do not hesitate to contact the firm’s Chief Compliance Officer (“CCO”), including any delegate, or a member of the compliance department.

B. Intolerance for Fraud and Dishonest Conduct

Heitman does not tolerate fraudulent activity. Heitman requires all Employees to act honestly and with integrity at all times, and to safeguard the resources, tangible and intangible assets for which they are responsible. Should Heitman become aware that any Employee is involved in, or is assisting in the commission of fraud, Heitman will take appropriate action against such person and parties involved in such acts. Employees who are approached, either directly or indirectly, to engage in fraud or engage in suspicious behavior or behavior detrimental or disadvantageous to Heitman or its clients’ interests, or who are offered a bribe or personal inducement, should report such incidents to their Supervisor, a compliance representative, the CCO or the Firm’s General Counsel. As set forth throughout our manuals and Codes, no retaliation will be taken against you for having done so. The CCO will report back to you about the results of any internal investigation of the reported event.

C. Disciplinary Event Reporting

Heitman and Heitman Affiliates are subject to reporting obligations with the SEC as regulated entities. In that respect, certain disciplinary events impacting any Employee must be disclosed. To meet that requirement, you must complete a Disciplinary History Disclosure Questionnaire and Certification via either hard copy or the firm’s online compliance system for purposes of reporting applicable criminal, civil and regulatory actions. This certification must be completed once becoming an Employee, annually (confirming that there has been no change in the information previously furnished) and promptly if you become aware of any changes or inaccuracies in the information previously furnished. If there is any doubt as to whether a Disciplinary Event requires reporting, you must promptly discuss the matter and all relevant facts with the CCO.

III.	STANDARDS OF BUSINESS CONDUCT

You are required to comply with certain standards of business conduct in accordance with the firm’s fiduciary obligations to clients. Heitman Employees must avoid situations that represent or give the appearance of a conflict of interest or impropriety. The following is a non-exhaustive list of some examples of Conflicts of Interest. You should consider your own individual situation and whether there are any circumstances for you to disclose and/or discuss with the CCO or member of the Compliance team.

A. Examples of Conflicts of Interest

Noted below are examples of Employee conduct that would or could create a conflict of interest and are prohibited by Heitman:

1.	Real Estate and/or Securities transactions between clients, Heitman, Heitman Affiliates, on the one hand and Heitman Employees on the other;

2.	Any circumstance that gives the appearance that Heitman or its Employees favor the interests of one client over another client without disclosure to the clients;

3.	Any Heitman Employee using knowledge about pending or current client transactions to profit personally, directly or indirectly, as a result of such transactions;

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Any Heitman Employee negotiating or making decisions regarding Heitman’s business with a vendor or supplier without disclosing the existence of the Employee’s personal investment or other relationship with the vendor or supplier; or

5.	Any Heitman Employee engaged in outside business interests or employment that conflicts with the proper performance of their duties as an Employee.

B. Compliance with Laws and Regulations

You must comply with all applicable securities laws. You are not permitted, in connection with the purchase or sale (directly or indirectly) of a security held or to be acquired by a client:

1.	To defraud a client in any manner;

2.	To mislead a client, including by making a statement that omits material facts;

3.	To engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon a client;

4.	To engage in any manipulative practice with respect to a client;

5.	To engage in any manipulative practice with respect to securities, including price manipulation; or

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To make any statement or circulate and disseminate any information concerning any security which you know or have reasonable grounds for believing is false or misleading or would improperly influence the market price of such security.

C. Excessive or Inappropriate Trading

The firm understands that Employees participate in the public securities markets as part of their overall personal investment programs. As in other areas, however, this should be done in a way that creates no potential conflicts with the interests of any Heitman-Advised Mutual Fund or client portfolio. Further, it is important to recognize that otherwise appropriate trading, if excessive (measured in terms of frequency, complexity of trading programs, numbers of trades or other measure as deemed appropriate by the CCO or other compliance representative), may compromise the best interests of any Heitman-Advised Mutual Funds or Portfolios if such excessive trading is conducted during work-time. Accordingly, if the CCO or other compliance representative believes at any time that any Employee’s personal trading is either excessive or otherwise inappropriate, the CCO or compliance representative may advise such Employee to curtail trading and may raise concerns to the Employee’s senior manager and/or the firm’s senior management.

IV.	POLICY AND PROCEDURE CONCERNING INSIDER TRADING

General Policy

You are prohibited from any trading, either personally or on behalf of others, while in possession of material nonpublic information. You are also prohibited from communicating material nonpublic information to others except in the ordinary course of your job duties. In addition, care should always be taken so that any such information is secure. For example, files containing material nonpublic information should be sealed; access to computer files containing material nonpublic information should be password-protected or otherwise restricted.

A. Definition of Material Information

“Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider such information important in making an investment decision, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information that Employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments. Information is nonpublic until it has been effectively communicated to the market place, such as by publication of the information in the Wall Street Journal, Dow Jones or other publications.

B. Concept of “Insider”

The concept of “insider” is broad. It includes officers, directors and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, the firm may become a temporary insider of a company it advises or for which it performs other services. For that to occur the company must expect Heitman to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the firm will be considered an insider.

C. Possession of Material Nonpublic Information

All Employees who come into possession of material nonpublic information are required to advise a compliance representative or the CCO immediately. All Employees are subject to the firm’s prohibitions on insider trading and any potential sanctions. Penalties for violating the firm’s insider trading policies and procedures may include civil injunctions, permanent bars from employment in the securities industry, civil penalties up to three times the profits made or losses avoided, criminal fines, and jail sentences.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

1.	Trading by an insider, while in possession of material nonpublic information, or

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Trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated, or

3.	Communicating material nonpublic information to others.

D. Safeguards and Controls Established

The firm has established the following procedures to safeguard against insider trading:

Restricted Stock List

The applicable compliance representatives maintain “Restricted Stock Lists” (“List”) for each of the Heitman Investment Advisers, if necessary, which contain the names of privately held and publicly traded securities which the compliance representative believes Employees may have access to inside information by virtue of their employment. Securities on the List may not be purchased or sold without prior written approval by the CCO. Each respective List is updated and distributed at least quarterly or more frequently as necessary. Disclosure of this List or its contents outside of Heitman or to any Heitman Employee in a different business unit is prohibited (i.e. recipients of the Heitman Private Equity List may not discuss it with any Heitman Public Securities Employee).

Training

The law on Insider Trading is fluid and can change typically as a result of judicial decisions. The firm will provide, on a regular basis, an educational program to familiarize all Employees with the firm’s Insider Trading Policy and Procedure. Attendance is required.

Other Restrictions

Service on a Board of Directors—Given the high potential for conflicts of interest and insider trading issues; you are generally prohibited from serving on the board of directors of a publicly traded company. On a case by case basis, Heitman’s CEO, in consultation with the CCO, may provide prior written waiver allowing an individual to serve as a director of a publicly traded company.

Outside Business Activities

You must disclose to a compliance representative or the CCO any personal interests that may present a conflict of interest or harm the reputation of the firm. Additionally, you must obtain prior written approval by the CEO for other outside activities that may create a potential conflict of interest for you or the firm, including outside business or investment activities (such as directorships, consulting engagements, outside business affiliations, or other positions with publicly traded companies) and acting as an executor or trustee (except in personal matters). You will complete an annual certification via the firm’s compliance reporting software that you have complied with this policy. Generally, the firm will not require pre-approval to serve as a director (or in a similar capacity) of a charitable, religious or educational organization provided that the proposed role does not involve providing investment or real-estate related recommendations to the organization, including any foundation associated with the organization.

Under no circumstances may a Supervised Person represent or suggest that his or her association with any outside business activity in any way reflects the sponsorship or endorsement by Heitman of that organization, such organization’s securities, its manner of doing business or any person connected with such organization or its activities.

Communications Restrictions / Screening Violations

Because Employees may, in the course of their employment, have access to material non-public information about or otherwise affecting Publicly Traded REITS or REOCs or other securities or because an Employee may have a business relationship with respect to a publicly traded security, the firm has adopted a broad screening policy whereby all Employees are prohibited from communicating non-public information to any other Employee except in the performance of their job responsibilities. In no event should non-public information regarding Heitman Private Investments Business be communicated to any Heitman Public Securities Employee and vice versa. However, client introductions and discussions between private equity and public securities employees and/or their respective clients regarding general market conditions, operating trends and matters relating to the commercial real estate industry that involve publicly available information are permitted. Please contact a member of the compliance group if you have any questions.

Any breach of the above restriction that any Employee becomes aware must be reported as soon as possible to a compliance representative or the CCO.

V.	PERSONAL TRADING AND SECURITIES-RELATED CONDUCT BY ACCESS PERSONS

Overview

Rule 204A-1 under the Advisers Act and Rule 17j-1 under the Company Act require the Firm to impose certain restrictions on the personal securities trading of Access Persons and an Access Person’s Immediate Family Members living in the same household. These restrictions include obtaining pre-approval for proposed transactions in certain securities and private transactions in certain securities, and reporting certain trading activities and securities holdings. This Personal Trading Policy is designed to prevent potential legal, business or ethical conflicts, to minimize the risk of unlawful trading in any Personal Securities Account and to guard against the misuse of confidential information.

A.	Personal Securities Accounts

Access Persons, defined in the Glossary at Appendix 1, must report all Reportable Securities held in, and transactions within, Personal Securities Accounts. These requirements also apply with respect to Reportable Securities held or Beneficially Owned by the Access Person’s Immediate Family Members living in the same household.

B.	Reporting

Access Persons must submit holdings and transaction reports through the firm’s compliance system in order to provide the Firm with information to enable it to determine with reasonable confidence the absence of any indications of, or the appearance of, a conflict of interest with regard to the investment activities of Clients.

The personal trading compliance platform receives electronic feeds of personal investment transactions and holdings from broker-dealers that have arrangements or agreements with the system. All Access Persons are required to facilitate reporting through the personal trading compliance system by promptly completing any authorizations required by their broker-dealer to establish the electronic feed. Subject to prior approval by the CCO, alternative methods of reporting may be accommodated on a case-by-case basis.

For trades that do not occur through a broker-dealer (e.g., private placements and other limited offerings), the Access Person must manually enter the equivalent data into the compliance platform.

1.	Initial and Annual Holdings Reports

Access Persons will be required to file an initial report of all Securities holdings no later than ten (10) calendar days after the commencement of their designation as an Access Person. The initial holdings report must be current as of a date not more than forty-five (45) calendar days prior to the date when first becoming an Access Person.

Access Persons are also required to provide a complete list of Securities holdings, no later than February 15th of each calendar year (which information must be current as of December 31st of the preceding year). Such information is to be submitted through the personal trading compliance platform.

Each holdings report (both the initial and annual) will be completed through the compliance platform and must contain, at a minimum:

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the title and type of security and, as applicable, the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership;

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the name of any broker, dealer or bank with which the Access Person maintains a Personal Securities Account in which any Security is held for the Access Person’s direct or indirect benefit as well as all current password access data; and

iii.	the date the Access Person submits the report.

2.	Quarterly Transactions Reports

Access Persons are required to report all transactions in Reportable Securities no later than thirty (30) days after calendar quarter-end and certify that the quarterly transaction report accurately represents a complete record of the Access Person’s transactions that occurred during the relevant reporting quarter.

•	For feed eligible accounts, Access Persons must verify that all transactions appear in the personal trading compliance platform.

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For transactions occurring at broker-dealers that do not provide an automated feed and for trades do not occur through a broker-dealer (i.e., direct rather than through a broker, for example, the purchase of a private placement interest), the Access Person must manually enter the equivalent data into the compliance system.

Quarterly transaction reports must contain at least the following information for each transaction in a Reportable Security in which the Access Person had, or as a result of the transaction acquired or disposed of, any direct or indirect Beneficial Ownership:

(a)

the date of the transaction, the title and, as applicable, the exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Reportable Security involved;

(b)	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(c)	the price of the Reportable Security at which the transaction was effected;

(d)	the name of the broker, dealer or bank with or through which the transaction was effected; and

(e)	the date that the report is submitted.

3.	New Accounts

Each Access Person must promptly disclose any new Personal Securities Account with a broker or custodian via the personal trading compliance reporting platform. This disclosure is also required when the Access Person moves an existing Personal Securities Account to a different broker or custodian.

4.	Exceptions to Reporting Requirements

In addition to Non-Reportable Securities, defined in Appendix 1, Access Persons need not submit Personal Securities Account transaction reports under the following limited circumstances:

•	Transactions effected pursuant to an Automatic Investment Plan; and

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Transactions executed by a third-party manager or adviser in a Non-Controlled Account (defined in the Glossary as an account in which the Access Person or Immediate Family Member has given trading discretion to another individual and does not influence or participate in the decision-making process of any transactions with respect to Reportable Securities). To qualify for this reporting exemption, each Access Person must submit a Non-Controlled Account Compliance Certification(s) and provide a signed copy of the investment advisory agreement with the third-party manager or similar proof of third-party discretionary management. The CCO may require additional periodic certifications confirming that the Access Person has no direct or indirect influence or control of such accounts.

5.	Preclearance of IPOs, REITs, REOCs and Private Placements

Access Persons must complete and submit an Access Person Preclearance Request through the online compliance system and obtain compliance department prior approval before acquiring or selling shares or interests in an IPO, REIT, REOC or a Limited Offering. For guidance purposes, the FTSE EPRA/NAREIT Developed Index can be referred to as a non-exhaustive list of publicly traded REIT and REOC securities. Following reasonable due diligence, should it continue to be unclear whether a security is a REIT or REOC for purposes of these pre-clearance requirements, you should contact a compliance representative to assist in the determination of whether a specific security requires pre-approval.

When submitting requests, Access Persons are required to certify that they do not possess MNPI or have any other reason preventing them from engaging in the requested transaction. It is the responsibility of the Access Person requesting pre-clearance to provide all relevant and necessary information relating to the proposed transaction, including the applicable offering documents or private placement memorandum.

The CCO or a compliance representative will review and approve or deny the proposed transaction via the personal trading online compliance system. A notice of the decision will be issued to the Access Person. Pre-clearance approvals of purchase transactions shall remain effective for two trading days following approval and applies to the original amount requested or a lesser amount but additional pre-clearance approval would be necessary for amounts in excess of the initial amount included in a pre-clearance request. In the case of a limited offering/privately-placed transaction, approval will remain until the purchase or sale is accepted by the issuer. Access Persons must submit a new pre-clearance request for follow-on investments in any limited offerings.

The firm shall retain in the personal trading compliance system all pre-clearance forms indicating whether Access Persons’ requests for pre-clearance have been approved or denied. All notifications of approval or denial of pre-clearance to enter into a personal securities transaction issued by the CCO or a compliance representative shall be treated confidentially.

Heitman-Advised Mutual Fund in a Controlled Account may not be sold for at least 30 days after acquisition AND may not be sold for a profit for at least 90 days after acquisition. Heitman-Advised Mutual Funds means any mutual fund for which any direct or indirect subsidiary of Heitman LLC, including the Advisers, acts as a manager, adviser or subadviser. A list of the Heitman-Advised Mutual Funds can be found on the personal trading compliance system.

6.	Restricted List

The CCO or a compliance representative maintains a list of issuers for which the firm has obtained Material Non-Public Information (the “Restricted List”). The Restricted List is an internal list which is designed to prevent the misuse of Material Non-Public Information. This list is for internal use only and may not be disclosed to any entity or person outside of Heitman, unless such disclosure is approved by the CCO. Securities will remain on the Restricted List until such time as the CCO deems their removal appropriate.

Access Persons are prohibited from personally, or on behalf of a client, purchasing or selling securities that appear on the Restricted List. It is the responsibility of each Access Person to check the Restricted List, a current version of which will be available electronically, prior to making a trade. The firm maintains separate Restricted Lists for the Private Equity and Public Securities businesses.

7.	Review

On at least a quarterly basis, or at any other time as may be advisable, the CCO shall review the personal trading activity of all Access Persons through the automated compliance platform. The CCO will closely monitor the investment activity of Access Persons to detect any abuses. The CCO may, at his or her discretion, appoint a designee to assist with the review of the personal trading activity of Access Persons.

8.	Confidentiality of Reporting

The CCO and any other designated compliance personnel receiving reports of Access Person holdings and transactions under this Code will keep such reports confidential, except to the extent that the CCO and such compliance personnel are required to disclose the contents of such reports to regulators. The section of the Code addresses the personal trading and other securities-related conduct of Employees and is an integral aspect of our compliance program. Relevant terms are defined in the Glossary, attached as Appendix 1.

VI.	GIFTS AND ENTERTAINMENT

You may not receive any gift, service or other thing of more than $100 USD from any person or entity that does business with or on behalf of the firm. You may not give or offer any gift of more than $100 USD to existing clients, prospective clients or any entity that does business with or on behalf of the firm without prior approval of the CCO. You may not give or accept cash gifts or cash equivalents to or from a client, prospective client, or any entity that does business with or on behalf of the firm. You may not provide or accept extravagant or excessive entertainment to or from a client, prospective client, or any person or entity that does or seeks to do business with or on behalf of the firm. You may provide or participate in business related entertainment of reasonable value, such as dinner or a sporting event where the purpose of the event is to conduct business. Reasonable expenditures associated with business entertainment are not considered a gift. You should seek the prior approval of the CCO when you are unsure about the value of proposed entertainment.

You may not directly or indirectly accept inappropriate gifts, favors, business entertainment, special accommodations or other things of material value that could influence your decision-making or suggest that you are beholden to any particular person or firm, including clients. Similarly, you may not offer gifts, favors, business entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to you or the firm.

Conferences & Events

The cost-per-individual at an industry educational or networking event (e.g., industry conference, vendor user conference, investor relations event, etc.) is not considered entertainment and, as such, is not counted towards the above-referenced $100 USD limit, provided that the conference has a reasonable relationship to the duties you perform for the firm and the expenses for such attendance are reasonable in light of the benefits afforded to the firm.

However, you should keep in mind that if there are separate excursions or other entertainment connected with such large-scale events (e.g., golf outings, boating trips, etc.) that the above limit will apply to these separate events (if in doubt, you should consult the CCO) unless you obtain pre-approval from the CCO. You are viewed as firm ambassadors at all entertainment events and are kindly asked to act accordingly.

Prohibited Conduct

No Gift or Entertainment should ever be accepted with the expectation of any quid pro quo relationship (i.e., you get something in exchange for sending business) from Heitman (or any Affiliate) or any Employee. You are prohibited from receiving, and must tactfully refuse, any gift of cash, gift certificates or cash equivalents.

You should avoid the frequent acceptance of gifts and/or entertainment from the same business relationship (and associated business enterprise) that, although individually below the limitation thresholds, when viewed in the aggregate, could create the appearance of impropriety or undue influence.

VII. POLITICAL CONTRIBUTIONS

Rule 206(4)-5 under the Advisers Act (the “Play-to Pay Rule”) addresses certain pay-to-play practices such as making or soliciting campaign contributions or payments to certain candidates for offices of Government Entities to influence the awarding of investment advisory services for the management of public pension plan assets and other state governmental investments. The Pay-to-Play Rule broadly defines “contributions” to include gifts, loans, the payment of debts, and the provision of any other thing of value.

To comply with the Pay-to-Play Rule, the firm and its Covered Associates are subject to the following provisions:

A. Two-Year “Time Out” for Contributions

Heitman is prohibited from receiving compensation for providing investment advisory services to a Government Entity for a two-year period after the firm or any of its Covered Associates makes a political contribution to an Official (which include candidates for such office) who is or will be in a position to influence the award of advisory business of a Government Entity. Investment advisory services covered under this provision include directly managed assets of a Government Entity, such as a separate account, or those managed indirectly, such as through a pooled investment vehicle (e.g., private fund) or mutual fund that is an investment option of a plan or program of a Government Entity.

B. Restrictions on Soliciting and Coordinating Contributions and Payments (Bundling)

The Play-to-Play Rule also prohibits the firm and its Covered Associates from circumventing its provisions by, for instance, making payments to political parties or coordinating a large number of small employee contributions to influence an election in order to affect the investment adviser selection process. Accordingly, the firm and its Covered Associates are prohibited from soliciting or coordinating:

(1) Any contribution to a U.S. Political Official to which the firm is providing (or seeking to provide) investment advisory services; or

(2) Any payment to a political party of a state or locality where the firm is providing (or seeking to provide) investment advisory services to a Government Entity.

Similarly, the Pay-to-Play Rule also includes provisions that prohibit the firm and its Covered Associates from channeling contributions to U.S. Political Officials through third-parties such as spouses, attorneys or companies affiliated with the firm. Basically, it is unlawful for the firm or any of its Covered Associates to do anything indirectly which, if done directly, would result in a violation of the Rule.

C. Prohibition on Using Third-Parties to Solicit Government Business

The firm and its Covered Associates are prohibited from paying a third-party, such as a solicitor, pension consultant or placement agent, to solicit a Government Entity on behalf of the Firm. However, there are exceptions to this prohibition, including:

(1) Solicitations on behalf of the firm by any of its employees, general partners, managing members or executive officers; and

(2) Solicitations made by “regulated persons” (such as broker-dealers, investment advisers or municipal advisors, as defined by the Pay-to-Play Rule).

D. Firm Political Activities

No Covered Associate may make political contributions of firm assets, directly or indirectly, to any public official, political candidate or political party, or to any other organization that might use the contribution to support or influence a public official, political candidate or political party.

E. Personal Political Activities of Covered Associates

Covered Associates may not make personal political contributions for the purpose of obtaining or retaining advisory services with Government Entities. Any personal political contributions of more than $150 USD will need to be pre-approved by the CCO through the Political Contribution Pre-Approval Form. The CCO is likely to approve of a contribution of $350 USD in the aggregate for one official per election if the requester is entitled to vote for that candidate and $150 USD in the aggregate for one official per election if they are not entitled to vote. Contributions in excess of those amounts are not likely to be approved unless it is a contribution intended for a candidate running for federal office and the candidate is not currently a state or local official of an office that can select or influence the selection of advisers to state and local pension plans. Those seeking pre-approval will certify that the contribution is not made for the purpose of obtaining or retaining the firm’s engagement as an investment adviser by the Government Entity. Annual reporting is required for all political contributions. Current laws and rules in various jurisdictions may also prohibit or limit gifts or entertainment extended to Officials. These laws and rules must be followed.

F. De Minimis Contributions

Covered Associates are permitted to make aggregate contributions, without triggering the two-year “time out,” of up to $350 USD per election to an elected official or candidate for whom the Covered Associate is entitled to vote, and up to $150 USD per election to an elected official or candidate for whom the Covered Associate is not entitled to vote. These de minimis exceptions are available only for contributions by Covered Associates, and not by the firm.

The CCO, or other designated officer, will implement the following procedures to ensure compliance with the Pay-to-Play rules:

1.	Maintain records including the names, titles, and business and residence addresses of all Covered Associates;

2.

Obtain appropriate information from new employees (or employees promoted or otherwise transferred into positions) deemed to be Covered Associates, regarding any political contributions made within the preceding two years (from the date they become a Covered Associate) if such person will be soliciting municipal businesses or Government Entities;

3.	Monitor and maintain records identifying all Government Entities to which the firm provides advisory services;

4.	Monitor and maintain records detailing political contributions made Covered Associates;

5.	Such records will be maintained and will detail:

(a) The name and title of the contributor;

(b) The name and title (including any city/county/state or other political subdivision) of each recipient of a contribution or payment;

(c)	The amount and date of each contribution or payment; and

(d)	Whether any such contribution was the subject of the exception for certain returned contributions.

6.	Maintain appropriate records following the departure of a Covered Associate who made a political contribution triggering the two-year ‘time out’ period;

7.	Maintains records reflecting approval of political contributions over $150 USD by its Covered Associates; and

8.

The CCO, or other designated officer, maintains records of each regulated person to whom the firm provides or agrees to provide (either directly or indirectly) payment to solicit a government entity for advisory services on its behalf.

VIII.	REPORTING AND CERTIFICATIONS

A.	Reporting Requirements for Supervised Persons who are not Access Persons

Within 10 days of commencement of employment or within 10 days of Compliance’s determination that designation as a Supervised Person is warranted, all Supervised Persons must submit an Initial Acknowledgement to the applicable compliance representative or other officer designated by the CCO, indicating that such Supervised Person has:

1.	received a copy of the amended Code;

2.	read and understand the provisions of the amended Code;

3.	agreed to comply with the provisions of the amended Code; and,

4.	agreed to promptly report to the CCO or applicable compliance representative any known or apparent violation of the amended Code of which such Supervised Person becomes aware.

Within 30 days after year-end, each Supervised Person must also submit to the applicable compliance representative or other officer designated by the CCO an Annual Acknowledgment indicating that such Supervised Person has complied with the requirements of the amended Code.

B.	Reporting Requirements for Access Persons

Access Persons are responsible for entering and maintaining up-to-date information in the firm’s personal trading compliance system of both themself and their Immediate Family Members. Access Persons verify that all transactions appear in the personal trading compliance platform. Heitman has established an electronic feed with many investment management and brokerage firms, which may hold an Access Person’s or their Immediate Family Member’s account. Access Persons or their Immediate Family Members are expected to provide authorization to include this/these accounts on said feed. For transactions occurring at broker-dealers that do not provide an automated feed and for trades that do not occur through a broker-dealer, the Access Person must manually enter the equivalent data into the compliance system.

1.	Holdings Transaction Reports.

Within 10 days of commencement of employment or within 10 days of Compliance’s determination that designation as an Access Person is warranted, all Access Persons must submit an Initial Holdings Report to the applicable compliance representative or other officer designated by the CCO indicating that such Access Person has:

a. received a copy of the amended Code;

b. read and understand the provisions of the amended Code;

c. agreed to comply with the provisions of the amended Code and

d. agreed to promptly report to the CCO or applicable compliance representative any known or apparent violation of the amended Code of which such Access Person becomes aware.

This report also requires disclosure of information regarding all Controlled Accounts and all holdings in Reportable Securities in Controlled Accounts which such Access Person or his/her Immediate Family Members have a Beneficial Ownership (including Private Placements and Limited Offerings).

Information contained in the Initial Holdings Report should be current as of a date not more than 45 days before being designated an Access Person.

Access Persons are also required to submit an Annual Holdings Report within 30 days of year end. If the custodian or Access Person provides duplicate statements or the Access Person provides electronic feed authorization for all Controlled Accounts where Reportable Securities are traded, then the only additional disclosure required annually are investments in Private Placements/Limited Offerings and Reportable Securities that are not held at an investment management or brokerage firm (such as stock certificates that are maintained by the Access Person or Immediate Family Member).

Exception: Disclosure of Heitman-sponsored investment vehicles is not required on the Annual Holdings Report because such records are maintained by other departments in the firm.

2.	Quarterly Transaction Reports.

As an Access Person, you are required to submit to the applicable compliance representative, quarterly transaction reports indicating you have complied with the requirements of the amended Code and report all transactions in Reportable Securities in Controlled Accounts in which you or your Immediate Family Members have a beneficial interest. You must also disclose any account opened with any bank, broker or other entity during the quarter in which you or an Immediate Family Member maintains Beneficial Ownership in any security residing in such account or the ability to transact in any Reportable Security in such account. This means that even if you intend to only trade Non-Reportable Securities in the account, if the bank, broker, or other entity would allow Reportable Securities to be traded in the account, you must report its establishment. This report must be submitted no later than 30 days after the end of each calendar quarter. Certain types of transactions, listed in subsection B.3. below, are not required to be included in these reports.

Exception: Disclosure of Heitman-sponsored investment vehicles is not    required on the Quarterly Transaction Report because such records are held elsewhere at the firm.

3.	Reporting Exemptions.

You do not need to include any of the following in your reports:

a.	securities held in Non-Controlled Accounts over which you and/or your Immediate Family Members have no direct or indirect influence or control;

b.	transactions effected pursuant to an automatic investment plan (including a dividend reinvestment plan) or systematic withdrawal; and

c.

duplicate information contained in broker trade confirmations or account statements or provided via an electronic feed so long as the firm receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

C.	Confidentiality of Reports

All transactions, holdings and other reports made by you that are reported pursuant to the foregoing requirements under the Code will be kept confidential, except to the extent necessary to implement and enforce the provisions of the Code or to comply with requests for information from government authorities.

D.	Acknowledgement of Amendments

To the extent material changes are made to the Code such amendments will be provided to all Supervised and Access Persons and you will be required to supply a written acknowledgement that you have:

1.	received a copy of the amended Code;

2.	read and understand the provisions of the amended Code;

3.	agreed to comply with the amended Code, and

4.	agreed to promptly report to the CCO or applicable compliance representative and known or apparent violations of the amended Code of which you become aware.

This document further acknowledges that any violation of the amended Code may be grounds for disciplinary action or dismissal and may be a violation of the securities laws in the various jurisdictions in which the firm operates.

F.	Monitoring of Personal Securities Transactions

The applicable compliance representative is responsible for periodically reviewing personal securities transactions and holdings reports or ensuring that such information has been provided electronically or manually input into the personal trading compliance system.

VI.  RECORDKEEPING

The firm maintains the following records related to the Code in a readily accessible place:

1.	A copy of each Code that has been in effect at any time during the past five years;

2.	A record of any violation of the Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred;

3.	A record of written acknowledgments for each person who is currently, or within the past five years was, a Supervised Person or Access Person;

4.	Holdings and transactions reports made pursuant to the applicable Code(s), including any brokerage confirmation and account statements made in lieu of these reports;

5.	A list of persons who are currently, or within the past five years were Supervised Persons;

6.	A list of persons who are currently, or within the past five years were Access Persons;

7.	A list of persons who are currently, or within the past five years were Chief Compliance Officers;

8.	A record of any decision and supporting reasons for approving the acquisition of securities by Access Persons in a private placement or limited offering;

9.	A record of any pre-clearance requests and the decisions regarding such; and

10.	A record of any decision and supporting reasons for granting any Employee a waiver from or exception to the Code.

VII.  ADMINISTRATION AND ENFORCEMENT OF THE CODE

A.	Training and Education

The CCO shall be responsible for training and educating Employees regarding the Code. Such training shall be mandatory for all Employees and shall generally occur on an annual basis and as determined necessary by the CCO.

B.	Reports to Investment Companies

The CCO shall report to investment company clients as requested and as required by Rule 17j-1 under the Company Act.

C.	Report to Senior Management

The CCO shall disclose to the CEO any material violations that are identified.

D.	Reporting Violations

You are required to report actual or suspected violations of the firm’s Code promptly to the CCO or the applicable compliance representative, or in the case of a violation by the CCO, to Special Counsel or other senior management.

1.	Confidentiality

We will treat any report satisfying these requirements confidentially and will investigate it as promptly as required under the particular circumstances.

2.	Types of Reporting

You are obligated to report any:

a.	noncompliance with applicable laws, rules, and regulations;

b.	fraud or illegal acts involving any aspect of the firm’s business;

c.	material misstatements in regulatory filings, internal books and records, clients’ records or reports;

d.	activity that is harmful to clients; and

e.	material deviations from required controls and procedures that safeguard clients and the firm.

3.	Guidance

We encourage you to seek guidance from the applicable compliance representative or CCO or other senior management with respect to any action or transaction that may violate the Code and to refrain from any action or transaction that might lead to the appearance of a violation.

E.	Sanctions

A violation of the Code may result in any disciplinary action that the CCO or senior management deems appropriate, including but not limited to a warning, fines, disgorgement, suspension, demotion or termination of employment. In addition to sanctions, violations may result in referral to civil or criminal authorities when appropriate.

F.	Further Information Regarding the Code

You should contact the CCO to obtain any additional information about compliance and ethics issues.

G.	Exceptions

The CCO is empowered to make reasonable exceptions to the requirements and prohibitions contained in the Code.

Appendix 1 – Glossary

“Access Person” An Access Person is a Supervised Person who has access to nonpublic information regarding a Client’s purchase or sale of securities, is involved in making securities recommendations to Clients or who has access to such recommendations that are nonpublic. A Supervised Person who has access to nonpublic information regarding the portfolio holdings of affiliated registered funds (i.e., an open-end or closed-end investment company that is registered under the Investment Company Act of 1940) is also an Access Person.

The CCO is responsible for determining whether a Heitman Supervised Person is an Access Person.

“Advisers Act” refers to the Investment Advisers Act of 1940, as amended.

“Affiliate” or “Affiliated Entity(ies)” means with respect to Heitman, any of its directors, officers or employees as well as any person or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, Heitman. This would include, but is not limited to, Heitman Capital Management LLC, Heitman International LLC, Heitman International HK Limited (collectively known as “Heitman Private Equity Investment Advisers”), Heitman Real Estate Securities LLC, Heitman International Real Estate Securities HK Limited, Heitman International Real Estate Securities Pty Limited (collectively known as “Heitman Public Securities Investment Advisers”).

“Applicable Law” means, as applicable, Federal Securities Laws as well as relevant blue-sky securities, state data privacy, and state and federal real estate mortgage laws.

“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation (e.g., qualified retirement plans that allow eligible employees to save and invest for their own retirement whether or not on a tax deferred basis). An Automatic Investment Plan includes a dividend reinvestment plan.

“Beneficial Ownership” (or words of similar import) means the direct or indirect pecuniary interest in Securities held or shared directly or indirectly through any contract, arrangement, understanding, relationship or otherwise. An Access Person is presumed to be a Beneficial Owner of Securities that are held by Immediate Family members living in the same household.

Additional examples of beneficial interest may include, but are not limited to the following:

•	A general partner’s proportionate interest in the portfolio investments held by a general or limited partnership.

•	A right to dividends that is separate or separable from the underlying investments. Otherwise, a right to dividends alone does not constitute a financial interest in the investment.

•	An interest in investments held by a trust.

•	A right to acquire an investment within 60 days through the exercise or conversion of any derivative instrument, whether or not presently exercisable.

If you are not sure if you have a beneficial interest in a particular account or security, please consult with the CCO or authorized designee.

“Chief Compliance Officer” or “CCO” is the individual designated as Heitman’s Chief Compliance Officer in Form ADV Part 1A. References to the CCO are also intended to refer to the Heitman Compliance Department as relevant.

“Company Act” means the Investment Company Act of 1940, as amended.

“Client” means any natural person or entity who is a party to an investment advisory agreement with Heitman.

“Code” means the Heitman LLC Code of Ethics, as amended.

“Compliance Manual” means Heitman’s Compliance Manual, as amended.

“Contribution” means: (i) a gift, subscription, loan, advance, deposit of money or anything of value made for the purpose of influencing an election for a U.S. federal, state or local office, including any payments for debts incurred in such an election; and (ii) inaugural expenses incurred by a successful candidate for state or local office. The SEC does not consider a donation of time by a Covered Associate to be a Contribution, provided that the adviser has not solicited the Covered Associate’s efforts and the adviser’s resources, such as office space and telephones, are not used. Charitable Contributions made by an investment adviser to an organization that qualifies for an exemption from U.S. federal taxation under the Internal Revenue Code are not considered to be a Contribution.

“Controlled Account” means an account over which an Employee (including an Access Person) or an Immediate Family Member controls, actively influences or makes the trading decisions concerning Reportable Securities.

“Covered Associate” means: (i) any general partner, managing member or Executive Officer or other individual with a similar status or function; (ii) any employee who solicits a government entity for the investment adviser and any person who supervises, directly or indirectly, such employee; and (iii) any U.S. political action committee controlled by the investment adviser or by any of its Covered Associates. Access Persons are deemed to be Covered Associates.

“Disciplinary Event” means any circumstance that must be disclosed on Form ADV Part 1A, Item 11, and any basis to be a “Bad Actor” under Regulation D, Rule 506, under the Securities Act of 1933, including applicable criminal, civil and regulatory actions involving Heitman or any of Heitman’s Supervised Persons.

“Domestic Partner” means an individual, at least 18 years of age, with whom an employee: (i) resides with as if married and intends to do so indefinitely; (ii) lives with as a domestic partner for 12 consecutive months; (iii) shares financial responsibilities and expenses; and (iv) is not related any closer than would make the marriage illegal.

“Entertainment” refers to meals, sporting events, hunting expeditions or other entertainment events only when the giver participates in or attends the event with the recipient (e.g., accompanies the recipient of baseball tickets to the game). If the host/giver is not present, the activity is considered a gift. This term does not include food and refreshments served at conferences, business events, investor meetings or business solicitation activities with Clients, potential clients, gatekeepers and consultants (other than elected officials or lobbying activities).

“Executive Officer” means (i) Heitman’s President; any managing director, assistant vice president (or equivalent) in charge of a principal business unit, division or function (such as sales, administration or finance); any other officer of Heitman who performs a policy-making function; or any other person who performs similar policy-making functions for Heitman.

“Federal Securities Laws” include the Securities Act of 1933, the Securities Exchange Act of 1934, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules and official interpretations adopted or promulgated by the SEC (including Commission staff) under these statutes, the Bank Secrecy Act as it applies to investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury or the Department of Justice.

“Firm” or “Heitman” means Heitman LLC and affiliated entities described under “Affiliate.”

“Government Entity” means any state or political subdivision of a state, including:

1. Any agency, authority, or instrumentality of the state or political subdivision;

2. A pool of assets sponsored or established by the state or political subdivision or any agency, authority or instrumentality thereof, including, but not limited to a “defined benefit plan” as defined in section 414(j) of the Internal Revenue Code (26 U.S.C. 414(j)), or a state general fund;

3. A plan or program of a Government Entity; and

4. Officers, agents, or employees of the state or political subdivision or any agency, authority or instrumentality thereof, acting in their official capacity.

“Gift” means any object or thing provided for the recipient’s personal use or enjoyment.

“Immediate Family Member” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships. It also includes Domestic Partners and any other persons who have financial interdependence with the Access Person.

“Initial Public Offering” or “IPO” means an offering of Securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act.

“Limited Offering” means an offering of Securities that is exempt from registration under the Securities Act, pursuant to Section 4(a)(2) or Section 4(a)(5) or pursuant to Rules 504 or 506 of Regulation D, and is sometimes referred to herein as “private placements.”

“Material Non-Public Information” or “MNPI” means any information that is both material and nonpublic. Material information is generally defined as information that a reasonable investor would likely consider important in making his or her investment decision or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information is nonpublic unless it has been effectively communicated to the marketplace. MNPI is more fully discussed in Heitman’s Insider Trading Policy.

“Personal Securities Account” means a personal investment or trading account holding Reportable Securities owned (whether directly, indirectly or Beneficially Owned) by Access Persons and any and all members of the Access Person’s Immediate Family living in the same household. Personal Securities Accounts include: (i) trusts for which an Access Person acts as trustee, executor, custodian or discretionary manager; (ii) accounts for the benefit of the Access Person’s spouse or minor child; (iii) accounts for the benefit of a relative living with the Access Person; (iv) accounts for the benefit of any person to whom the Access Person provides primary financial support; and (v) an investment or trading account over which an Access Person exercises control or provides investment advice or a proprietary investment or trading account maintained for the Firm or its Access Persons.

“REIT” means a real estate investment trust, whether privately or publicly held or traded. For guidance purposes, the FTSE EPRA/NAREIT Developed Index can be referred to as a non-exhaustive list of publicly traded REIT securities. If you are unclear and following reasonable due diligence, should it continue to be unclear whether a security is a REIT, for purposes of these pre-clearance requirements, you should contact a compliance representative to assist in the determination f whether a specific security requires pre-approval.

“REOC” means a real estate operating company, whether privately or publicly held or traded. For guidance purposes, the FTSE EPRA/NAREIT Developed Index can be referred to as a non-exhaustive list of publicly traded REOC securities. Following reasonable due diligence, should it continue to be unclear whether a security is a REOC for purposes of these pre-clearance requirements, you should contact a compliance representative to assist in the determination of whether a specific security requires pre-approval.

“Reportable Securities” means all Securities as well as those Securities issued or sponsored by Heitman and Affiliates but excludes Non-Reportable Securities.

“Non-Reportable Securities” include:

(i)	direct obligations of the Government of the United States;

(ii)	bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;

(iii)	shares issued by money market funds;

(iv)

shares issued by open-end investment companies registered under the Company Act (mutual funds). To be clear, shares of closed-end registered funds, registered exchange traded funds and any registered funds for which Heitman or an Affiliate acts as the investment adviser or principal underwriter for the fund, are all Reportable Securities;

(v)	shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are advised or underwritten by the Firm or an Affiliate.;

(vi)	derivatives (options, futures, etc.) to the extent that the underlying Securities are also Non-Reportable; and,

(vii)	futures or options on broad-based indices are also considered to be Non-Reportable Securities, unless the underlying index is issued, sponsored, or advised by Heitman or its Affiliates.

“Restricted List” shall have the meaning as provided in Heitman’s Insider Trading Policy.

“SEC” means the U.S. Securities and Exchange Commission.

“Security” or “Securities” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing. Interests in a REIT or REOC are securities for purposes of this Code.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Supervised Person” means any of Heitman’s officers, partners, directors (or other persons occupying a similar status or performing similar functions), or employees, or any other person who provides investment advice on Heitman’s behalf and is subject to Heitman’s supervision or control.

“Third-Party Managed Account” means an account for which an Access Person (including accounts of Immediate Family living in the same household) has designated investment discretion entirely to an unaffiliated investment adviser. In such account, the Access Person cannot exercise any investment discretion in the purchase or sale of Securities. The CCO has authority under this Code to determine at any time whether a particular account qualifies or continues to qualify as a Third-Party Managed Account, whether additional information should be provided or whether additional steps must be taken in order to maintain Third-Party Managed Account status.

“U.S. Political Official” means political candidates, successful candidates and officials of any U.S. state or U.S. locality. This includes U.S. federal officials running for U.S. state or U.S. local office and U.S. state and U.S. local officials running for U.S. federal office. U.S. federal officials running for U.S. federal office are not considered to be U.S. Political Officials.

EXHIBIT A

Examples of Preclearance Requirements, Reportable Transactions and Holdings for Access Persons

	ACCOUNT TYPE	WHAT CAN BE HELD IN THE ACCOUNT	Do I need to disclose the account? [1]	What kind of trades need to be pre-cleared?	Which trades do I need to report?	Which holdings or positions do I need to report?
1	Checking/Savings Account	Cash	No	None	None	None

2	Certificate of Deposit Account	Certificate of Deposit	No	None	None	None

3	Money Market Account	Cash or Money Market Funds	No	None	None	None

4	Account held at a Bank or Trust Company in which may not be in my name but I have decision making authority, for example, a Trust or Gift To Minors account	Cash, Securities, ETFs or Mutual Funds	Yes	REITs, REOCs and Limited Offerings[2] require Pre-Clearance	Trades in Securities or ETFs and acquisition or disposition of a Limited Offering	Securities, ETFs, Limited Offerings and Reportable Funds[3]
		Non-US Mutual Funds or Non-US ETFs	Yes	None	Trades in Non-US Mutual Fund and/or Non-US ETF	Positions in Non-US Mutual Funds and/or Non-US ETFs

5	Account held at a Brokerage Firm , for example, Individual, IRA, Custodial, Joint, Trust and including those that have a linked checking or bank account	Cash, Money Market Funds, Securities, ETFs, UITs or Mutual Funds	Yes	REITs, REOCs and Limited Offering transactions require Pre-Clearance	Trades in Securities or ETFs and acquisition or disposition of a Limited Offering	Securities, ETFs, Limited Offerings and Reportable Funds[3]
		Non-US Mutual Funds or Non-US ETFs	Yes	None	Trades in Non-US Mutual Fund and/or Non-US ETF	Positions in Non-US Mutual Funds and/or Non-US ETFs

[1]	If the table indicates a “Yes,” then the Account still needs to be reported, even if the Account does not hold any Securities, ETFs, UITs, Limited Offerings or Reportable Funds.
[2]

Limited Offerings are offers to purchase any Security or interest, whether stock, debt securities, or partnership interests, from any entity, in which the Security is exempt from registration or otherwise not registered with the SEC under the Securities Act of 1933. For example, if you were to invest in a partnership that was going to establish a restaurant and you would have an ownership interest due to your investment, that partnership is a limited offering because it is not offered or traded on an established listed exchange.

[3]	Reportable Mutual Funds are those advised or subadvised by Heitman’s Public Securities group. A list of Reportable Mutual Funds can be found in the online compliance system.

	ACCOUNT TYPE	WHAT CAN BE HELD IN THE ACCOUNT	Do I need to tell Compliance about the account?	What kind of trades need to be pre-cleared with Compliance?	Which trades do I need to tell Compliance about?	Which holdings or positions do I need to tell Compliance about?
6	Mutual Fund or Unit Investment Trust (UIT) Account	US-Issued Mutual Funds Excluding Reportable Funds[2]	Yes	None	None	None
		UITs	Yes	None	Purchases or Redemptions Automatic Purchases do not need to be reported	UIT positions
		Non-US Mutual Funds or Non-US ETFs	Yes	None	Trades in Non-US Mutual Fund and/or Non-US ETF	Positions in Non-US Mutual Funds and/or Non-US ETFs

7	Third-Party Managed Account[4]	Cash, Money Market Funds, Securities, ETFs, UITs or Mutual Funds Non-US Mutual Funds or Non-US ETFs	Yes	None	None	None

8	Reportable Fund[3] Account	Reportable Fund	Yes	None	Yes	Reportable Fund

9	401K/Retirement/Employer Savings/Deferred Compensation Account	Money Market Fund, Mutual Funds	No	None	None	None
		Securities, ETFs or Limited Offerings	Yes	REITs, REOCs and Limited Offerings require Pre-Clearance	Trades in Securities or ETFs and acquisition or disposition of a Limited Offering	Securities, ETFs, Limited Offerings and Reportable Funds[3]
		Non-US Mutual Funds or Non-US ETFs	Yes	None	Trades in Non-US Mutual Fund and/or Non-US ETF	Positions in Non-US Mutual Funds and/or Non-US ETFs

10	Automatic Stock Investment/ Dividend Reinvestment (Systematic Withdrawal) Plans, Employee Stock Purchase Plans, Employer Granted Options	Options, Securities	Yes	None	Employee directed transactions, Option exercises and sales are reportable Automated transactions do not need to be reported	Positions in Options and/or Securities

[4]	Account for which investment discretion has entirely been given to an unaffiliated investment adviser and proof of such arrangement or copy of the agreement has been provided to Compliance.

	ACCOUNT TYPE	WHAT CAN BE HELD IN THE ACCOUNT	Do I need to tell Compliance about the account?	What kind of trades need to be pre-cleared with Compliance?	Which trades do I need to tell Compliance about?	Which holdings or positions do I need to tell Compliance about?
11	529 Plans (automatic and non-automatic contributions)	Underlying Mutual Funds	No	None	None	None

12	Individual/Group/Variable Life Insurance Contract	Cash or shares of variable contract (invested in underlying mutual funds)	No	None	None	None

13	Variable Annuity	Shares of Variable Annuity (invested in underlying mutual funds)	Yes	None	Variable Annuity investments or redemptions require reporting; however, automated transactions do not need to be reported	Variable Annuity Holding

14	Futures Account (including foreign currency futures)	Commodities or Futures	No	None	None	None

15	Tokens, Cryptocurrency, Digital Currency, Coin Offerings	Cash/Currency	No	None	None	None

16	Private Equity, Venture Capital, Hedge Fund Account and Investment-Related LPs/LLCs	Limited Offerings	Yes	Limited Offering	Initial acquisition or if investor decides to redeem, the transaction needs to be reported Cash calls and return of capital does not need to be reported	Acquisition amount or approximate value at year -end

17	Investments in all Heitman- sponsored[5] real estate funds	Limited Offerings	No	None	None	None

[5]	Records for employees’ interests in Heitman-sponsored real estate funds are held in different departments within the firm and, thus, do not require re-reporting to Compliance.